C-Chip Technologies Continues to Meet Growing Demand for its New GSM-based Asset Tracking Device

o	Record 4,000 units in production for June 2006
o	GSM device being tested in South America, Asia and Europe

Montreal, CANADA - (June 5, 2006) - C-Chip Technologies Corporation (North America), a wholly owned subsidiary of Manaris Corporation (OTCBB: MANS) (FRANKFURT WKN: 255471) today announced that it has successfully produced and delivered 1,400 units of its Credit Chip 200G device.

Since 2005, C-Chip’s goal has been to target the international asset management and tracking market with its web-based location and recovery systems. The recent launch of the Company’s C-Chip’s 200G model, a GSM-based version of the same system, has been met with positive results and production ramp up is underway to meet expected demand. Since market introduction in March of this year, 1,400 Credit Chip 200G units have been produced and delivered throughout North America. Another 1,000 units are in production, with enough components having been ordered for 4,000 additional units. Testing of the device is currently underway in South America, Asia and Europe.

Claude Arbour, C-Chip Technologies’ President, stated: "We believe this progression validates the considerable efforts we’ve placed in our sales and marketing strategies and suggests both the demand and compelling value proposition of our technology. In the past few months, we have entered into distribution agreements with five resellers in the United States and expect this trend to continue.”

He further stated: “Low hardware cost, no monthly airtime fees and a set pay-per-locate fee are key to attracting our target markets. In addition, the GSM network platform, an international standard, allows C-Chip to extend distribution across all borders.”

About Manaris Corporation: Manaris Corporation, through its two wholly owned subsidiaries, offers risk mitigation solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, offering technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses to monitor different types of environments, including air, soil and water, as well as buildings and materials. Avensys also produces fiber optic components and sensors. For more information please visit www.manariscorp.com.

Forward-Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

For further information contact

Manaris Corporation
John Fraser
President and CEO
(514) 337 2447

Linda Farha
President
Zenergy Communications
(514) 273 4034
linda@zenergycom.com